L3 TECHNOLOGIES, INC.
AMENDED AND RESTATED 2012 CASH INCENTIVE PLAN
PERFORMANCE CASH AWARD AGREEMENT
(Version 2018)

This Performance Cash Award Agreement (this “Agreement”), effective as of the Grant Date (as defined below), is between L3 Technologies, Inc., a Delaware corporation (the “Corporation” or “L3”), and the Participant (as defined below).

1.    Definitions. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the L3 Technologies, Inc. Amended and Restated 2012 Cash Incentive Plan (the “Plan”). The following terms shall have the following meanings for purposes of this Agreement:

(a)    “Applicable Award Multiplier” shall mean, with respect to each Performance Measure, the “Award Multiplier” calculated pursuant to the Award Letter based on the actual level of achievement for the Performance Period; provided, that in the event of a Change in Control, the “Applicable Award Multiplier” shall mean 100%, subject to upward adjustment (but not above 200%) to the extent (if any) that the Committee is able, in its sole discretion, to assess that the Corporation’s progress, at or prior to the Change in Control, towards the achievement levels set forth in the Award Letter for such Performance Measure exceeds the “Target” performance level as adjusted to account for the reduced period of actual performance.

(b)    “Award Letter” shall mean the award notice to the Participant attached hereto as Exhibit A.

(c)     “Cause” shall mean the Participant’s (1) intentional failure to perform reasonably assigned duties, (2) dishonesty or willful misconduct in the performance of duties, (3) engaging in a transaction in connection with the performance of duties to the Corporation or its subsidiaries which transaction is adverse to the interests of the Corporation and is engaged in for personal profit or (4) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

(d)    “Change in Control” shall mean:

(1)    the acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Corporation or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority more of the combined voting power of the Corporation’s then outstanding voting securities, other than by any employee benefit plan maintained by the Corporation;

(2)    the sale of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole;

(3)    the consummation of a merger, combination, consolidation, recapitalization or other reorganization of the Corporation with one or more other entities that are not subsidiaries if, as a result of the consummation of the merger, combination, consolidation, recapitalization or other reorganization, less than 50 percent of the outstanding voting securities of the surviving or resulting corporation shall immediately after the event be beneficially owned in the aggregate by the stockholders of the Corporation immediately prior to the event; or

(4)    the election, including the filling of vacancies, during any period of 24 months or less, of 50% or more of the members of the Board of Directors, without the approval of Continuing Directors, as constituted at the beginning of such period. "Continuing Directors" shall mean any director of the Corporation who either (i) is a member of the Board of Directors on the Grant Date, or (ii) is nominated for election to the Board of Directors by a majority of the Board which is comprised of directors who were, at the time of such nomination, Continuing Directors.

(e)    “Committee” or “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Corporation.

(f)     “Disability” shall mean that the Participant, (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant's employer.

(g)    “Grant Date” shall mean the “Grant Date” listed in the Award Letter.

(h)    “Participant” shall mean the “Participant” listed in the Award Letter.

(i)    “Performance Measures” shall mean the performance measures set forth in the Award Letter.

(j)    “Performance Period” shall mean the “Performance Period” set forth in the Award Letter, subject to adjustment in accordance with Section 4 hereof.

(k)     “Retirement” shall mean that the Participant (A) terminates employment with the Corporation and its subsidiaries other than for Cause (and is not subject to termination for Cause at the time of such termination), (B) is available for consultation with the Corporation or its subsidiaries at the reasonable request of the Corporation or its subsidiaries and (C) terminates employment either (1) on or after attaining age 60 and completing at least five years of service in the aggregate with the Corporation and its subsidiaries (which service must be continuous through the date of termination except for a single break in service that does not exceed one year in length), or (2) on or after attaining age 65.

(l)     “Segmented Target Award Value” shall mean, with respect to each Performance Measure, the “Target Award Value” set forth in the Award Letter for the Performance Measure, subject to adjustment pursuant to the terms hereof.

(m)     “Segmented Earned Award Value” shall mean, with respect to each Performance Measure, the Segmented Target Award Value multiplied by the Applicable Award Multiplier.

(n)    “Subsidiary” or “subsidiary” shall mean, as to any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled (directly or indirectly) by that entity, or by one or more of the Subsidiaries of that entity, or by a combination thereof.

(o)     “Total Earned Award Value” shall mean the sum of the Segmented Earned Award Values for all Performance Measures.

(p)     “Total Target Award Value” shall mean the sum of the Segmented Target Award Values for all Performance Measures.

2.    Target and Final Awards. Subject to the terms, conditions and restrictions set forth in the Plan and this Agreement, a target incentive compensation opportunity is hereby established for the Participant with respect to each Performance Measure in an amount equal to the Segmented Target Award Value in respect thereof. The final amount that shall be earned (if at all) by the Participant under the Plan and this Agreement with respect to each Performance Measure shall be based on the Segmented Target Award Value and the Applicable Award Multiplier, which shall reflect the actual level of performance achieved by the Corporation with respect to the Performance Measure over the Performance Period.

3.    Nonalienation of Benefits. No Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under this Agreement. The provisions of this Agreement shall inure to the benefit of the Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

4.    Change in Control During Performance Period. In the event of a Change in Control, (a) the Segmented Target Award Value for each Performance Measure shall automatically be adjusted on a pro-rata basis to reflect the number of completed months out of the entire Performance Period as of the date of the Change in Control and (b) the Performance Period shall automatically be deemed to have terminated and the provisions of Section 8 hereof shall become applicable.

5.    Termination of Employment or Disability During Performance Period.

(a)    If the Participant suffers a Disability or the Participant’s employment with the Corporation and its subsidiaries is terminated during the Performance Period: (1) by reason of death or Disability, (2) by Retirement at least one year after the first day of the Performance Period, or (3) by the Corporation without Cause (each, a “Qualified Separation”), the Segmented Target Award Value for each Performance Measure shall automatically be adjusted on a pro-rata basis to reflect the number of completed months out of the entire Performance Period as of the date the Participant suffered a Disability or the date of the termination of employment, as applicable. Thereafter, the Participant (or his/her beneficiaries, heirs, executors, administrators or successors in interest as the case may be) shall be entitled to any amounts payable under Section 8 following the termination of the Performance Period in accordance with the terms hereof.

(b)    In the event that the Participant’s employment with the Corporation and its subsidiaries is terminated during the Performance Period by reason other than Qualified Separation, then the Participant shall forfeit all of his or her rights hereunder.

(c)    The Participant’s rights to the Performance Units shall not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee of the Corporation or any of its subsidiaries. Whether (and the circumstances under which) employment has been terminated and the determination of the termination date for the purposes of this Agreement (or whether, and the date upon which, the Participant has suffered a Disability) shall be determined by the Committee or (with respect to any employee other than a person who is an “executive officer” of the Corporation as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) its designee (who, at the date of this Agreement, shall be the Corporation’s Vice President of Human Resources), whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to his or her own employment

6.    No Right to Continued Employment. Nothing in this Agreement shall be interpreted or construed to confer upon the Participant any right to continue employment by the Corporation or any of its subsidiaries, nor shall this Agreement interfere in any way with the right of the Corporation or any of its subsidiaries to terminate the Participant’s employment at any time for any reason whatsoever, whether or not with cause.

7.    Adjustments for Certain Changes. In the event of an equity restructuring, as defined in Financial Accounting Standards Board Accounting Standards Codification 718-10 (formerly Statement of Financial Accounting Standards 123R), that affects the Shares, the Committee shall adjust any Share-based Performance Measures affected by such restructuring so as to preserve (without enlarging) such Participant’s incentive compensation opportunity in respect thereof, with the manner of such adjustment to be determined by the Committee in its sole discretion and in a manner consistent with Section 162(m) of the Code, to the extent applicable.

8.	Determination and Payment of Final Awards.

(a)    As promptly as practicable following the termination of the Performance Period, the Committee shall determine the Applicable Award Multiplier for each of the Performance Measures (the date of such determination being referred to herein as the “Determination Date”).

(b)    Promptly following the Determination Date, the Corporation shall pay the Participant an amount in cash (if any), without interest thereon and subject to applicable withholding taxes, equal to the Total Earned Award Value.

(c)    All payments of cash under this Section 8 shall be made no earlier than January 1, and no later than March 15, of the year after the year in which the Performance Period terminates; provided, that notwithstanding the foregoing, in the event the Performance Period terminates as a result of a Change in Control, such payments of cash shall be made no later than the 30th calendar day following such Change in Control.

(d)    Notwithstanding the provisions of this Section, in the event of the death of the Participant prior to the making of any payment under this Section 8, such payment or issuance shall be made to the Participant’s beneficiaries, heirs, executors, administrators or successors in interest as the case may be.

9.    Plan Governs. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by its terms, all of which are incorporated herein by reference. The Plan shall govern in the event of any conflict between this Agreement and the Plan.

10.    Modification of Agreement. This Agreement may be not be modified, amended, suspended or terminated, and any terms or conditions may not be waived, without the approval of the Committee. The Committee reserves the right to amend or modify this Agreement at any time without prior notice to any Participant or other interested party; provided, that except as expressly provided hereunder, any such amendment or modification may not adversely affect in any material respect the Participant’s rights or benefits hereunder except for such amendments or modifications as are required by law.

11.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

12.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

13.    Successors in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation. This Agreement shall inure to the benefit of the Participant or the Participant’s legal representatives. All obligations imposed upon the Participant and all rights granted to the Corporation under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors. Except as expressly provided herein, nothing in this Agreement shall confer any rights upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

14.    Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, the Corporation and all other interested persons. No member of the Committee shall be personally liable for any action determination or interpretation made in good faith with respect to the Plan or the awards or award opportunities contemplated hereunder. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement. The Committee shall have the power to delegate any and all of its rights and duties hereunder to any officer of the Corporation to the extent permitted under applicable law.

15.    Resolution of Disputes.     Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Participant and Corporation for all purposes.

16.    Data Privacy Consent. As a condition to the awards and award opportunities contemplated hereunder, the Participant hereby consents to the collection, use and transfer of personal data as described in this paragraph. The Participant understands that the Corporation and its subsidiaries hold certain personal information about the Participant, including name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in the Corporation or its subsidiaries, and details of all performance awards and entitlements to shares of common stock awarded, cancelled, exercised, vested or unvested (“Data”). The Participant further understands that the Corporation and its subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the

Participant’s participation in the Plan, and that the Corporation and any of its subsidiaries may each further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. The Participant understands that these recipients may be located in the European Economic Area or elsewhere, such as the United States. The Participant hereby authorizes them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant may, at any time, view such Data or require any necessary amendments to it.

17.    Limitation on Rights; No Right to Future Awards; Extraordinary Item of Compensation. By accepting this Agreement and the awards or award contemplated hereunder, the Participant expressly acknowledges that (a) the awards and award opportunities contemplated hereunder are one-time benefits that do not create any contractual or other right to receive future awards or award opportunities under the Plan, or any benefits in lieu of thereof; (b) all determinations with respect to future awards and award opportunities under the Plan, if any, will be at the sole discretion of the Committee and/or the Corporation; (c) the Participant’s acknowledgment and acceptance of this Agreement is voluntary; (d) the awards and award opportunities contemplated hereunder are extraordinary items of compensation that are outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (e) the awards and award opportunities contemplated hereunder are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Participant waives any claim on such basis; (f) the future value of the award opportunities hereunder are unknown, cannot be predicted with certainty and may be zero; and (g) the Plan is discretionary in nature and may be suspended or terminated by the Corporation at any time. In addition, the Participant understands, acknowledges and agrees that except as expressly provided hereunder, the Participant will have no rights to compensation or damages related to the awards and award opportunities contemplated hereunder in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

18.    Acceptance. This Agreement shall not be enforceable until it has been executed by the Participant.

By: L3 TECHNOLOGIES, INC._______
———————————————————— Christopher E. Kubasik_________________ Chief Executive Officer and President__ ___

———————————————————— Ann D. Davidson______________________ Senior Vice President, General Counsel and_ Corporate Secretary__________________

Acknowledged and Agreed
as of the date first written above:

Participant ES
______________________________
Participant Signature
Name: Participant Name

Exhibit A

Performance Cash Award Notice

A. Participant:                Participant Name

B. Grant Date:                Grant Date

C. Performance Period:             1/1/2018 through 12/31/2020

D. Aggregate Target Award Value:    $ # Shares

E. Performance Measure(s):

1.	Relative Total Stockholder Return: This measure will be assessed based on the percentile positioning of L3’s TSR as compared to the TSRs of the Peer Companies, calculated using the formula:

Relative TSR Percentile = 1 - ( Rank - 1 ) / ( Total - 1 )

where “Rank” is the relative ranking of L3’s TSR among the TSRs of the Peer Companies (with a Rank of one being the highest ranked TSR), and “Total” is the sum of (a) one and (b) the total number of Peer Companies on the last day of the Performance Period.

“TSR” means, with respect to any company, the value calculated by dividing (i) the average of L3’s per share closing prices during the one-month period ending on the last day of the Performance Period, by (ii) the average of L3’s per share closing prices during the one-month period ending on the date immediately prior to the first day of the Performance Period, and then subtracting one (1); provided, that all closing prices shall be adjusted to reflect (a) the cumulative effect of the reinvestment of dividends as of their respective ex-dividend dates, beginning with the first ex-dividend date that is on or after the first day of the one-month period referred to in clause (ii) above; and (b) any equity restructuring, as defined in Statement of Financial Accounting Standards 123R, which affects the company’s shares and which is not otherwise accounted for under clause (a) above; provided, further, that TSR shall mean negative 100% with respect to any company that, during the Performance Period, (w) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code (or under any similar non-U.S. law, as applicable); (x) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (y) is the subject of a stockholder approved plan of liquidation or dissolution; or (z) ceases to conduct substantial business operations.

“Peer Companies” means the companies listed on Appendix 1 hereto; provided, that in the event of a merger, acquisition or business combination transaction to which a Peer Company is a party, if the stockholders of the Peer Company immediately prior to the event shall, collectively as a group, have beneficial ownership of less than 50 percent of the outstanding voting securities of the surviving or resulting entity immediately after the event, then such Peer Company shall not be considered a Peer Company for any purpose (including during any time period prior to such transaction).

Portion of Aggregate Target Award Value for this Performance Measure: 100%

Performance Scale:

Performance	Relative	Award
Levels	TSR	Multiplier

Maximum	≥ 75th percentile	200%
Target	50th percentile	100%
Threshold	25th percentile	25%
Below Threshold	< 25th percentile	0%

In the event that the level of actual performance exceeds the Threshold and falls between two of the stated performance levels listed above, the Award Multiplier will be calculated on a straight-line basis between the two stated Award Multipliers for those performance levels.

Appendix 1

The companies included for the Relative Total Stockholder Return assessment are those listed below.

	Company	Ticker

1.	AEROJET ROCKETDYNE HOLDINGS INC	AJRD
2.	BAE SYSTEMS PLC (ADR)	BAESY
3.	BWX TECHNOLOGIES INC	BWXT
4.	CAE INC	CAE
5.	CUBIC CORP	CUB
6.	CURTISS-WRIGHT CORP	CW
7.	ESTERLINE TECHNOLOGIES CORP	ESL
8.	FLIR SYSTEMS INC	FLIR
9.	GENERAL DYNAMICS CORP	GD
10.	HARRIS CORP	HRS
11.	HUNTINGTON INGALLS INDUSTRIES INC	HII
12.	LEIDOS HOLDINGS INC	LDOS
13.	LOCKHEED MARTIN CORP	LMT
14.	MOOG INC	MOG.B
15.	NORTHROP GRUMMAN CORP	NOC
16.	ORBITAL ATK	OA
17.	RAYTHEON CO	RTN
18.	ROCKWELL COLLINS INC	COL
19.	TELEDYNE TECHNOLOGIES INC	TDY
20.	TEXTRON INC	TXT